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                                                                 EXHIBIT 10(f)


                          [LASALLE NATIONAL BANK LETTERHEAD]




Mr. Peter Canepa
Chief Financial Officer
Riviera Die & Tool, Inc.
5460 Executive Parkway
Grand Rapids, MI  49512

Dear Pete:

On behalf of LaSalle National Bank, I am pleased to present this proposal to Riviera Die & Tool, Inc. Please bear in mind that this is not a commitment on the part of the Bank to provide financing, but is intended to serve as a framework for our continued discussions.

REVOLVING LINE OF CREDIT


        Amount:                 Up to $10,000,000

        Interest Rate:          Borrowers option of Prime or 30, 60, 90 or 180-
                                day LIBOR plus 200 Basis Points.

        Minimum Borrowings:     If funds are borrowed under the LIBOR pricing
                                option, borrowings would be made in minimums of $1,000,000.

        Purpose:                Working Capital Financing.

        Maturity:               The line would expire on December 1, 1997.

        Usage Fee:              A fee equal to 1/4% of the unused amount of the
                                line of credit would be payable quarterly in arrears.

        Advance Formula:        None required.


TERM LOAN

        Amount:                 $5,000,000

        Interest Rate:          Borrowers option of Prime, 30, 60, 90 or
                                180-day LIBOR plus 215 Basis Points or the yield on 5-year debt instruments of the U.S.
                                Treasury  (May 2001 maturity) plus 225 Basis
                                Points.

        Amortization:           Full re-payment of principal in 5-years, based
                                on equal quarterly principal payments.
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                      [LASALLE NATIONAL BANK LETTERHEAD]


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        Purpose:        General Corporate Purposes.

        Collateral:     Borrower would provide LaSalle with a first lien on all
                        assets including accounts receivable, inventory, machinery, equipment, furniture, and fixtures.

Any commitment from LaSalle would be subject to raising $8,000,000 of new equity through the proposed stock offering, as well as LaSalle's completion of due diligence. In addition, any commitment would be subject to a loan agreement providing working capital minimums, net worth minimums, and capital expenditure limitations.

We appreciate the chance to discuss financing with you and are most anxious to begin our due diligence. Please call me at your convenience to discuss our proposal.


Sincerely,

Tom Bicke
Thomas J. Bicke
Senior Vice President